LEASE AND OPTION TO PURCHASE AGREEMENT

THIS LEASE AND OPTION TO PURCHASE AGREEMENT, made and entered into this ____ day of ___________, 2004, by and between  PIKE COUNTY, KENTUCKY,  a political subdivision of the Commonwealth of Kentucky, with address of Pike County Courthouse, Main Street, Pikeville, Kentucky, 41501, (hereinafter referred to as “Lessor”), and SOUTHEAST TELEPHONE, INC., a Kentucky corporation, with address of 106 Power Drive, Pikeville, Kentucky 41502, (hereinafter referred to as “Lessee”).

WITNESSETH:

For and in consideration of the rents, covenants and agreements hereinafter set forth to be paid and performed by the Lessee, the Lessor does hereby lease under the terms and conditions hereinafter provided unto the Lessee, that certain tract or tracts of land located within the City of Pikeville, Pike County, Kentucky, (hereinafter Leased premises), same being more  particularly described as follows:

Tract No. 1

A certain tract or parcel of property located adjacent to Scott Avenue in  the city of Pikeville, Pike County, Kentucky, said lot being more particularly described as follows: to-wit:

BEGINNING at an T/T Bar (found) in the fence line which adjoins the property of Justine Trivette; thence running with said Trivette line N 69'12' 39" E 32.04 feet to a T/T Bar with cap #2661 (set this survey); thence leaving the line of Trivette S 60' 19' 05 – E 17.14 feet to a p. k. nail with cap#2661 in pavement and being on the right-of-way of May Avenue; thence Ss 29' 40' 55" W 65.17 feet to a T/T-bar with cap #2661, thence S 70' 11; 35" W 32.49 feet to a T/T-bar with cap #2661, thence N 72' 01' 34" W 27.67 feet to a pk nail with cap #2661 in pavement at former junction of May Avenue; thence with the right-of-way of Scott Avenue N 56' 06' 01" W 102.7 feet to a T/T-bar on the line of Ashland Oil and Refining Company; thence the line of Ashland Oil and Refining Company N 30' 32' 26" E 72.46 feet to a T/T-bar with cap #2661 on the line of Hassell Tackett; thence with the line of Hassell Tackett S 55' 36' 26" E 39020 feet to a re-bar with cap stamped Lanco Surveying, thence S 55" 36' 26" E 4.69 feet to the point of beginning and containing 0.25 acres more or less.

The above described parcel is a portion of the city of Pikeville’s parcel no..373, said parcel being part of the property acquired by the City of Pikeville from the Pikeville Urban Renewal and Community Development Agency by deed dated May 2, 1990, and recorded in the Deed Book 676, Page 93 in the Pike County Clerk’s Office.

Tract No. 2

BEGINNING at an iron pin 77.15 feet left of baseline station 303+58.42; thence N 34 deg. 17' 00" E 50.00' to an iron pin; thence 55 deg. 36' 26" E 39.82 feet to an iron pin; thence S 69 deg. 12' 39" W 60.09 feet to an iron pin/ thence N 55 deg. 36' 26" W 4.96 feet to the point of beginning. Total area 1,119.75 square feet or 0.026 acres.

Tract No. 3

The Grantor conveys herein all the rights, titles ad interest to real property reserved and excepted in a conveyance to Leah Dean Tackett, recorded in Deed Book 666, Page 101. Tract II is depicted in dotted lines in the Lanco Surveying Associates, Inc., Map attached to the within deed.

Being the same property conveyed to Pike County, Kentucky by deed from Southeast Telephone, Inc., dated _____________________, recorded in Deed Book _____ Page__, Office of the Clerk, Pike County, Kentucky.

(1)         USE OF PREMISES:

It is understood and agreed by and between the Lessor and Lessee that the use of the Leased Premises as Lessee’s administrative and customer care headquarters is the essence of the grant of this Lease by Lessor to Lessee.  Lessee covenants and agrees during the term and extended term hereof to establish and continually maintain its administrative and customer care headquarters within and upon the Leased Premises.

It is further understood and agreed that Lessee’s use of the Leased Premises is subject to and limited by the covenants, conditions and restrictions in that certain Declaration of Covenants, Conditions and Restrictions dated October 10, 2002, between Pike County Fiscal Court, as declarant, and in favor of the Kentucky Economic Development Finance Authority, said declaration being of record in Deed Book 824, Page 452, Office of the Clerk of Pike County, Kentucky.

Lessee shall use and occupy the Leased Premises in a careful, sage and prudent manner and will at Lessee’s sole cost and expense promptly comply with all laws, ordinances, statutes, governmental authorities, and the requirements of all policies of insurance at any time in force with respect to the Leased Premises, all alterations, additions, improvements and fixtures made or added thereto or thereon.

(2)          TERM:

The primary term of this Lease shall be for a period of ten (10) years commencing on the 1 day of January, 2004 and ending on the 31 day of December, 2013 unless sooner terminated as provided for herein.

(3)          OPTION TO EXTEND:

Provided that the Lessee is not in default in the performance of any of the terms, conditions, covenants or payments provided for herein in respect to a matter as to which notice of default has been given hereunder and which as not been remedied within the time limited in this Lease, Lessee shall have the right to extend this lease for a further term beginning on the 1st day of January, 2014, and ending on the 31st day of December, 2023, subject to all covenants, provisions and agreements of this Lease.

Said extensions of this Lease shall automatically take effect unless Lessee gives the Lessor thirty (30) days written notice prior to the expiration of the primary term that the Lessee shall not be extended.  Should Lessee not extend the Lease as contemplated herein, Lessee shall pay to Lessor ONE HUNDRED THOUSAND DOLLARS ($100,000.00) at such time that Lessee provides Lessor with written notice that the Lease shall not be extended.

(4)          RENT:

Lessee agrees to pay to Lessor without deduction, setoffs, prior notice or demand, as rent for the Leased Premises during the primary term and extended term of this lease, in advance monthly rent of SIX THOUSAND SIX HUNDRED AND FIFTY-SIX DOLLARS AND EIGHTY-SEVEN CENTS ($6,656.87) per month.  This rental figure is based upon the Lessor’s investment into the Leased premises as amortized over a period of TWENTY (20) years at FOUR PERCENT (4%) interest, as set forth in Exhibit A attached hereto.    Should the Lessee ever fail to maintain the required employment levels as set out below, the Lessee’s rent shall be amortized at SIX and SIXTY-THREE HUNDREDTHS PERCENT (6.63%) over the course of the lease and Extended Term, for a monthly rental amount of SEVEN THOUSAND FIVE HUNDRED AND NINE DOLLARS AND THIRTY-FOUR CENTS ($7,509.34), as set forth In Exhibit B attached hereto.

Lessor’s purpose for participating in this agreement is to facilitate the creation of jobs in Pike County, Kentucky, therefore the percentage of interest charged to the Lessee shall fluctuate for each year of the Lease based upon whether or not the Lessee employs sufficient numbers of Full-Time employees at the beginning of the Lease and upon each anniversary date of the Lease and Extended Term.  In order to receive that above-stated base monthly rental rate at 4% interest for the first year of the Lease, the Lessee shall be required to employ a minimum of FIFTY-FIVE (55) Full-time employees at the Lease Premises at the time the Lease is executed.  Lessee shall provide proof of the same level of employment maintenance on the first anniversary of the Lease to continue at that same rental rate.  Should the Lessee not meet the minimum employee level, the interest rate will increase to 6.63% for the particular year.

Beginning with the 2nd anniversary of the Lease and annually thereafter, the amount of Full-Time employees required by the Lessee shall be EIGHTY (80) in order to receive the rental rate set forth in Exhibit A.  Should the Lessee report a Full-Time employment level below 80 on the 2nd anniversary of the Lease or on the anniversary date of any year thereafter, the rent will be amortized for that year as set forth in Exhibit B.

Lessee shall provide to Lessor and the Kentucky Economic Development Finance Authority certified proof of its Full-Time employment level upon execution of the Lease and upon every anniversary date thereafter, in addition to providing an annual report summarizing the average number of full-time employees working at the Leased Premises during the previous twelve-month period.

For purposes of this Lease, a “Full-Time employee” shall be defined as an employee working an average of 40 or more house per week for Lessee, with full fringe benefits as provided under company policy.  Additionally, an eligible employee shall be one whose base office is at the Pike County facility, and who works an average of 50 percent or more of the work week in the Pike County market area, including service technicians, sales representatives, and other employees who may spend some time in the field working on equipment, visiting existing customers, soliciting new customers and performing other duties for the operation of Lessee.

Any increase or decrease in the monthly rental payment under the above provisions shall not affect the “option purchase price” set forth in the schedule attached hereto as Exhibit C.

(5)          PAYMENT OF RENT: LATE CHARGES:

The rent due hereunder shall be payable in advance on the 5th day of each and every calendar month and shall be sent or delivered to the Kentucky Economic Development Authority, care of the Department of Regional Development at 31 Fountain Place, Frankfort, Kentucky 40601 for deposit into Pike County’s Local Government Economic Development Fund (“LGEDF”) Single County Account and available to Lessor for other LGEDF eligible activities.  Such check shall be made out to the Kentucky State Treasurer.

All rentals received by Lessor later than fifteen (15) days after the due date as herein provided shall be subject to a late payment charge of Fifty Dollars ($50.00) for each day each monthly rental payment remains unpaid.

(6)          CONDITION OF PREMISES:

Lessee   accepts   the   Leased   Premises   in   such   condition   and   repair  as  exist  at  the commencement of the term of this Lease, which acceptance shall be conclusive evidence of the good and satisfactory condition of the same at such time.

(7)          REPAIR AND MAINTENANCE:

During the term and extended term hereof, Lessee will at its own expense make all maintenance and repairs, both structurally or otherwise, which are needed to maintain the Leased Premises in the same or better condition and repair as when Lessee took possession of the Leased Premises.  Lessor shall not be responsible for any repairs to the Leased Premises.

(8)          IMPROVEMENTS BY LESSEE:

No alterations, additions or improvements which affect the structural integrity of the building shall be made or added in, on, to or adjacent to the building(s) on the Leases Premises by the Lessee without first obtaining a written consent of the Lessor which shall not unreasonably be withheld.  All alterations, additions or improvements which affect the structural integrity of the building(s) shall be substantially in accordance with preliminary drawings and specifications prepared by Lessee and approved in writing by Lessor.  All alterations, additions or improvements shall be at Lessee’s sole cost and expense.  All such changes, alterations, additions or improvements shall be in accordance with all applicable building code and zoning regulations of Pikeville, Kentucky and all other applicable laws, statutes, ordinances, etc.

Upon termination or expiration of the Lease, all buildings and other permanent improvements or structures placed upon the Leased Premises by Lessee shall become the property of Lessor free and clear of claims of Lessor, it being understood, however, that Lessee shall remove all signage it places upon the Leased Premises.

(9)          MECHANICS AND MATERIALMEN’S LIENS:

The Lessee shall indemnify and hold harmless the Lessor from and against the Leased Premises including any alterations, additions, improvements and fixtures made or added thereto or thereon associated with the conduct and occupancy of the Leased Premises.  If such lien is filed of record, the Lessee shall cause said lien to be discharged of record through bonding or otherwise within thirty (30) days after Lessee has notice that said lien is filed of record; failure to do so shall be an Event of Default under this Lease and shall be cause for Lessor to cancel the Lease immediately, should Lessor choose to do so.

(10)        UTILITIES:

Lessee shall pay all charges for all utilities as are used or supplied to the Leased Premises and any alterations, additions or improvements made thereto or thereon during the primary term and extended term.

(11)        TAXES:

Lessee shall pay on or before the last day on which payment may be made without penalty or interest, all taxes, assessments or other governmental charges that shall or may during the primary term and extended term be imposed on or arises in connection with our use of the Leased Premises.  Lessee shall pay all taxes assessed in lieu of or in addition to the foregoing under all present or future laws of all governmental authorities whatsoever.

(12)        INSURANCE:

The Lessee agrees that it shall at its sole cost and expense and at all times during the term of the Lease and the extension thereof, maintain and keep in force, for the mutual benefit of the Lessor and the Lessee, comprehensive liability insurance against claims for bodily injury, death or property damage occurring in, on or about the Leased Premises and all alterations, additions or improvements made or added thereto or thereon, providing protection in the amount of not less than Two Million ($2,000,000.00) Dollars combined, single limit.  The Lessor shall be named on the policy as an additional insured.

Lessee during the primary term and extended term shall at its sole cost and for the benefit of the Lessor and Lessee as the interest may appear keep the improvements now existing or hereafter erected on the Leased Premises insured against loss by fire, hazards, included under the term “extended coverage” and any other hazards, including water backup located within or on the Leased Premises.

All insurance provided for in this section shall be affected under valid and enforceable policies issued by insurance companies of recognized responsibility and authorized to do business in the Commonwealth of Kentucky.  Each policy shall provide that it will not be canceled without the insurer giving Lessor thirty (30) days notice of the intention of the insurer to cancel the policy.  Lessee shall furnish copies of all policies of insurance required hereunder to Lessor.

(13)        NET LEASE PROVISION:

This Lease shall be deemed and construed to be a “net lease” and the Lessee shall pay, except as herein otherwise expressly provided, all rents and all payments hereunder to be made by the Lessee free from any charges, taxes, assessments, impositions, expenses or deduction of any kind and every kind or nature whatsoever.

The rentals paid as specified above shall be net to Lessor, free of any and all costs and expenses incurred in complying with the above conditions, and any and all costs or expenses or liability for damages in connection with the property shall be paid by Lessee.

It is agreed that this is a Net Net Lease in which the Lessee agrees to pay, as additional rent, all real estate taxes and assessments, insurance, maintenance, repairs and replacements and all other costs and expenses that may be required for the upkeep of the Leased Premises.

(14)        NON-LIABILITY OF LESSOR:

The Lessor shall not be liable for any damage occasioned by the failure to keep the Leased Premises in repair and shall not be liable for any damage done or occasioned by or from plumbing, gas, water, steam, or other pipes, or sewage or the bursting, leaking or running of any tank, washstand, water closet or waste pipe in, above, upon or about said building(s) on the Leased Premises, nor for damage occasioned by water, snow or ice being upon or coming through the roof, skylight, trapdoor or otherwise, nor for any damage arising from acts or omissions of any owners or occupants of adjoining or contiguous property.

(15)        DAMAGE OR DESTRUCTION OF LEASED PREMISES:

In the event the building(s) or improvements constructed on the Leased Premises are destroyed or damaged by fire or other casualty to such an extent as to render the Leased Premises untenable for Lessee’s purposes, then the Lessee shall have the right and option to (a) exercise its option to purchase as hereinafter provided in which event Lessee shall be entitled to the entirety of the casualty insurance proceeds; (b) immediately terminate this Lease in which event Lessor shall be entitled to the entirety of the proceeds of casualty insurance covering the building(s), or to (c) restore the damaged building(s) to substantially the same condition as existed immediately prior to the casualty utilizing the proceeds of the casualty insurance.  If Lessee elects to repair or rebuild, rentals due hereunder during the period of repair or rebuilding shall be abated for such time as Lessee is unable, by reason of the casualty, to occupy and use the Leases Premises and the term of this Lease shall be extended for a period equal to the period of time rent has been abated.

In the event the building(s) or improvements constructed upon the Leased Premises are damaged by fire or other casualty which does not render the Lease Premises untenable for Lessee’s uses and Lessee continues to conduct its business therein, Lessee shall promptly repair such damage and shall be entitled to use all insurance proceeds available for such repairs.  Any such damage shall neither annul nor void this Lease.

All repairs as herein provided shall be made by Lessee within a reasonable time utilizing due diligence.

Any and all personal property on the Leased Premises shall be kept at the risk of the Lessee only, and Lessor will not be liable for any damage to any personal property on the Leased Premises.  Lessor shall not be entitled to any proceeds of insurance policies that cover loss to Lessee’s personal property within the Leased Premises.

(16)       INDEMNIFICATION:

Except to legal action concerning title to the Leased Premises, Lessee agrees to indemnify and hold harmless the Lessor from and against all suits, liabilities, claims, demands, actions and causes of action, and all reasonable attorneys’ fees and court costs and expenses resulting from, related to or incurred in connection therewith, of any king arising out of or in any way relating to the Leased Premises, and all future alterations, additions, improvements and fixtures made or added thereto or thereon which are the result of fault or act of the Lessee, Lessee’s servants, agents, employees, officers, directors, invitees, visitors, customers and other parties, regardless of whether the Lessee shall have obtained the insurance coverage required under the terms of this Lease.

However, Lessee shall not be required to indemnify and hold harmless the Lessor from and against any suit, liability, claim, demand, action and causes of actions and all reasonable attorney’s fees and court costs incurred in connection therewith arising out of any fault or negligence of the Lessor. Such indemnity covenants and the obligations of the Lessee regarding same shall survive the termination, cancellation, and expiration or forfeiture of this Lease for a period of six (6) years thereafter.

(17)       COVENANTS AGAINST WASTE:

Lessee shall not commit or suffer any waste or damage to the Leased Premises or any future alterations, additions, improvements and fixtures made or added thereto or thereon.

(18)       RIGHT OF ENTRY:

The Lessor reserves the right to enter upon the Leased Premises at all reasonable times and upon reasonable notice for the purpose of inspecting same to ascertain that Lessee is carrying out the terms, conditions, and provisions hereof.   Said rights shall extend to any of Lessor’s representatives.

(19)       DEFAULT:

If a rental payment remains unpaid for a period of thirty (30) days following written notice of same having been mailed to Lessee by certified mail, return receipt requested, then the Lessor, at Lessor’s option, may terminate this Lease by sending by certified mail notice of termination at the Lessee’s address provided herein.   Termination for non-payment shall be effective upon mailing of the notice of termination.

In the event of any default on the part of the Lessee, other than non-payment of rental installments, the Lessor may, at Lessor’s option, by certified mail give written notice of such default. If such default is not cured within thirty (30) days, or within such time period as the parties may agree, of mailing of such notice or within such time period as the parties may agree, then the Lessor may,  at Lessor’s option,  terminate this Lease by sending notice of  termination to the Lessee’s address, provided that if the nature of Lessee’s obligation is such that more than thirty (30) days are required to correct, Lessee shall not be in default if Lessee commences performance within thirty (30) days of Lessor’s notice and thereafter pursues performance to correct the default with due diligence.  Termination for such default shall be effective upon mailing of the notice of termination.

Upon termination, Lessee shall peacefully surrender the Leased Premises within sixty (60) days of written notice to vacate the same, or such period as the parties may agree.   In the event Lessee fails to peacefully surrender, Lessor may re-enter the Leased Premises and remove all persons and personal property therefrom with or without process of law.  The remedies of the Lessor hereunder shall be cumulative and not exclusive of any other remedy to which the Lessor may be lawfully entitled.

(20)        RESTRICTION AGAINST ASSIGNING OR SUBLETTING:

Lessee shall not assign, sublet or make any transfer whatsoever, in whole or in part, regarding any rights arising hereunder without first obtaining the written consent of Lessor, which consent may not be unreasonably withheld.

(21)        GOVERNING LAW AND SEPARABILITY:

This Lease shall be interpreted in accordance with the laws of the Commonwealth of Kentucky.  If any clause or provision should be determined to be illegal, invalid or unenforceable during the term of this Lease, then in that event the remainder of this Lease shall not be affected thereby.

(22)        NOTICES:

All notices, demands and requests that may or are required to be given by either party to the other shall be in writing.  All notices shall be deemed to have been given when sent by the United States mail, certified and return receipt requested, with postage prepaid.  All such notices shall be addressed as follows or as may hereinafter be designated by the parties hereto.

If to Lessor:	Pike County Judge/Executive
Pike County Courthouse
Main Street
Pikeville, Kentucky 41501

If to Lessee:	Southeast Telephone, Inc.
P.O. Box 1001
Pikeville, Kentucky 41502

If to KEDFA:	Kentucky Economic Development
Finance Authority
C/o Department for Regional Development
31 Fountain Place
Frankfort, Kentucky 40601

(23)       NON-WAIVER:

The failure of the Lessor to insist upon strict compliance of any condition, covenant or provision of this Lease or to take advantage of any rights grated hereunder shall not be construed as a waiver or relinquishment for the future of such condition, covenant or provision or right but the same shall continue and remain in full force and effect.

(24)       QUIET ENJOYMENT:

Lessor covenants and warrants that  (a)  Lessor is the owner of the Leased Premises and has the right to make this Lease and  (b) Lessee, on paying the rent herein reserved and on performance of all the terms and conditions of this Lease on its part to be performed shall at all times during the term thereof peaceable and quietly hold and enjoy the Leased Premises.

(25)       LAWFUL USE:

The Leased Premises shall not be used for any unlawful or immoral purpose.

(26)       HEADINGS:

The headings in this Lease are for the purposes of reference and convenience and shall not in any way limit, define or otherwise affect the meaning of any of the terms and provisions contained herein.

(27)       MODIFICATION OF AGREEMENT:

This Lease shall not be altered, changed or modified in any respect except by an instrument in writing and signed by the parties hereto.

(28)       OPTION TO PURCHASE:

For and in consideration of the full, faithful and continuing performance of this Lease Agreement, Lessee shall the right and option during the term and extended term of this Lease to purchase the Leased Premises under the following terms and conditions;

(a) In the event Lessee exercises its option to purchase, the option purchase price shall be that amount indicated as the option purchase price for the month and date of purchase as set out in the Exhibit C attached hereto and incorporated herein by reference.

(b) The option to purchase the Leased Premises shall commence simultaneously with the execution of this Lease and shall terminate at the expiration date of the term and the extended term of this Lease, unless the option is exercise at earlier date or unless this Lease Agreement is earlier terminated for any reason or in any manner as herein provided.

(c) Lessee shall exercise this option to purchase by notifying Lessor in writing by certified mail at least thirty (30) days prior to the date on which Lessee desires to exercise the option and purchase the Leased Premises.

(d) Unless otherwise agree between the Lessor and Lessee, closing shall take place no less than ten (10) days after the date at which the Lessee desires to purchase the Leased Premises.  At closing, Lessor shall full convey its any and all interest it has in the Leased Premises to the Lessee free and clear of all liens and encumbrances, but subject to all easements and restrictions appearing in Lessor’s chain of title, and Lessee shall deliver to Lessor the purchase money.  Closing shall occur at a place in Pikeville, Kentucky mutually agreed upon by the parties.

(e) Lessor and Lessee agree that upon closing of this option the Lease aforesaid shall expire, terminate, and be merged into the Deed of Conveyance from the Lessor to the Lessee; provided, however, Lessee shall not be entitled to the return of any rentals paid Lessor under this Lease.

IN WITNESS WHEREOF, the Lessor and Lessee hereto subscribed their names the day and year first above written.

LESSOR:

PIKE COUNTY, KENTUCKY

BY:	/s/ William M. Deskins
William M. Deskins
Pike County Judge/Executive

LESSEE:

SOUTHEAST TELEPHONE, INC.

BY:	/s/ Darrell Maynard	Pres.
Its authorized agent

STATE OF KENTUCKY

COUNTY OF PIKE

The foregoing instrument was acknowledged before me this the                      day of _______________, 2003, by WILLIAM M. DESKINS, Pike County Judge/Executive, for and on behalf of PIKE COUNTY, KENTUCKY, Lessor.

My Commission Expires:       _______________________________.

NOTARY PUBLIC

STATE OF KENTUCKY

COUNTY OF PIKE

The foregoing instrument was acknowledged before me this the                        day of                               , 200          , by _____________________________ as _____________________________, for and on behalf of SOUTHEAST TELEPHONE, INC., Lessee.

My Commission Expires:                                                                                                          .

NOTARY PUBLIC

This instrument prepared by:

Erica N. Warren
Staff Attorney
Department for Regional Development
31 Fountain Place
Frankfort, Kentucky 40601